Exhibit 99.1

FuelCell Energy Reports Second Quarter Results

and Business Highlights

•	Acceleration of existing 70 megawatt order in South Korea to meet growing market demand

•	Executing on European market strategy

•	$60.3 million of cash and cash equivalents at April 30, 2012

•	$30 million cash received May 2, 2012 from POSCO Energy investment in common stock

DANBURY, Conn., June 5, 2012 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (Nasdaq: FCEL), a leading manufacturer of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its second quarter ended April 30, 2012 along with an update on its key business highlights.

Financial Results

Second quarter 2012

FuelCell Energy (the Company) reported total revenues for the second quarter of 2012 of $24.2 million compared to $28.6 million in the same period last year. Product sales and revenues in the second quarter were $22.1 million compared to $26.7 million in the prior year quarter, as revenue in the current quarter consisted primarily of fuel cell kits whereas revenue from the second quarter of 2011 included a mix of both complete power plants and fuel cell kits. The Company made adjustments to reduce production levels in mid-April 2012 to align with contractual delivery dates and is currently in the process of raising production levels to meet increased second half demand. Second quarter product revenue included $14.3 million of fuel cell kits and power plants, $4.4 million of power plant component sales, installation services and commercial building application fuel cell joint development revenue, and $3.5 million of service and power purchase agreements.

Product sales and service backlog totaled $167.6 million as of April 30, 2012 compared to $135.5 million as of April 30, 2011. Product sales backlog was $89.3 million and $60.4 million as of April 30, 2012 and 2011, respectively. Service agreement backlog was $78.4 million and $75.1 million as of April 30, 2012 and 2011, respectively. Backlog excludes the 120 megawatt (MW) memorandum of agreement with POSCO Energy.

Research and development contract revenue was $2.0 million for the second quarter of 2012 compared to $1.9 million for the second quarter of 2011. The Company’s research and development contract backlog totaled $12.1 million as of April 30, 2012 compared to $15.2 million as of April 30, 2011.

Total gross profit was $0.2 million in the second quarter of 2012, compared to an adjusted gross loss of $2.1 million in the second quarter of 2011, excluding a non-recurring charge incurred in 2011 as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. Gross profit for product sales and revenues improved $2.3 million compared to the adjusted second quarter of 2011. Year over year margin improvements reflect cost reduction efforts including manufacturing and supply chain efficiencies as well as improved services margins as some older early generation power plant service contracts are concluded.

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 2

Second quarter 2012 loss from operations decreased to $7.8 million compared to an adjusted loss from operations of $11.1 million for the comparable prior year period, excluding a non-recurring charge incurred in 2011. Operating expenses decreased year-over-year due to continued focus on cost reduction initiatives. Net loss to common shareholders for the second quarter of 2012 decreased to $9.1 million, or $0.06 per basic and diluted share, compared to $29.7 million or $0.24 per basic and diluted share in the second quarter of 2011, or an adjusted net loss to common shareholders of $12.0 million or $0.10 per basic and diluted share, excluding two non-recurring charges as explained in the reconciliation of GAAP to non-GAAP information at the end of this release.

Year-to-Date 2012

For the six months ended April 30, 2012, the Company reported revenue of $55.5 million compared to $56.7 million for the comparable prior year period. Product sales and revenues were $51.7 million compared to $52.4 million for the prior year period. Research and development contract revenue was $3.8 million compared to $4.3 million for the prior year period.

For the six months ended April 30, 2012, the Company generated a gross profit of $2.3 million compared to a gross loss of $13.2 million for the six months ended April 30, 2011, or an adjusted loss of $4.4 million that excludes a non-recurring charge as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. The year-over-year improvement of $6.7 million, excluding the non-recurring charge, was achieved from the continued emphasis on reducing product costs through manufacturing and supply chain efficiencies and improvements in the Services business, as contracts for some older early generation installations are concluded.

Loss from operations for the six months ended April 30, 2012 was $13.2 million, compared to $30.4 million for the six months ended April 30, 2011. Excluding a non-recurring charge incurred in 2011, adjusted loss from operations for the six months ended April 30, 2011 was $21.7 million. The year-over-year improvement of 39 percent, excluding non-recurring charges, is the result of lower product costs and lower operating expenses.

Net loss to common shareholders for the six months ended April 30, 2012 was $15.8 million or $0.11 per basic and diluted share compared to $41.5 million or $0.35 per basic and diluted share for the six months ended April 30, 2011. Excluding the non-recurring charges incurred in 2011, net loss to common shareholders for the six months ended April 30, 2011 was $23.7 million or $0.20 per basic and diluted share.

Cash and cash equivalents

Total cash and cash equivalents were $60.3 million as of April 30, 2012, which does not include the previously announced investment of $30 million by POSCO Energy. The investment was closed on, and the shares of the Company’s common stock were issued to POSCO Energy on April 30, 2012. The cash proceeds were received on May 2, 2012 and was accounted for as a receivable as of April 30, 2012 on the Consolidated Balance Sheets. Net cash use for the second quarter was $13.4 million, excluding the net proceeds of $32.1 million from the public offering of common stock. The change in cash during the quarter included a net increase in working capital (inventory plus trade accounts receivable less accounts payable) of $4.6 million as increased inventory and lower accounts payable were only partially offset by collection of accounts receivable. Higher inventory levels are in preparation for expected near term order activity. Capital spending for the second quarter of 2012 was $0.8 million and depreciation expense was $1.4 million.

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 3

Business Highlights

Strategy Execution

“Cost reduction efforts and streamlining certain aspects of our business over the past year allowed us to break-even at the gross profit level this quarter despite lower revenue year-over-year, with a gross margin improvement of $2.3 million on an adjusted basis,” said Chip Bottone, President and CEO, FuelCell Energy, Inc. “Continued execution of our strategic initiatives will provide expanding order growth from the growing demand in Asia, market development actions in Europe, as well as resurgence of our US domestic market.”

Market Updates

The Company announced memorandum of agreements with POSCO Energy for a 120 MW multi-year order and for executing a cell licensing agreement, and announced the acceleration of deliveries under the existing 70 MW order. Execution of the 120 MW order and licensing agreements are expected by the end of the third quarter of 2012.

An expanded cell license agreement would have multiple benefits for both FuelCell Energy and POSCO Energy. Production in South Korea will improve responsiveness for meeting demand under the South Korean Renewable Portfolio Standard. The Company will avoid capital investment for Asian market development and benefits from market expansion by receiving a royalty payment from POSCO Energy for each power plant sold, with an expected multi-year royalty term. Establishing a second source of supply for fuel cell modules mitigates a risk factor for prospective customers evaluating long term fuel cell power plant projects that include scheduled replacement stacks. Increased production volume, whether in the USA or South Korea will reduce the cost of DFC plants, further spurring market adoption.

In the USA, specific projects in Connecticut and California continue to progress towards closure and the outlook for project finance continues to improve. A strong cash position and the pending second manufacturing facility in South Korea are favorable developments for project investors evaluating fuel cell projects.

The Company plans to develop and deploy fuel cell power plants in the European market utilizing FuelCell Energy Solutions, GmbH (FCES), a German company formed by FuelCell Energy, Inc. Subsequent to the end of the second quarter of 2012, a former partner of the Company contributed fuel cell production equipment and fuel cell parts to FCES and fuel cell intellectual property to Fraunhofer IKTS. No consideration was paid for any of the assets. Fraunhofer IKTS is expected to become a minority owner of FuelCell Energy Solutions, GmbH in June, 2012 and will contribute its fuel cell intellectual property to the joint venture, as well as its R&D and materials science expertise and relationships with government and industry.

Profitability Outlook

The Company has achieved gross margin breakeven at a production rate of approximately 50 MW annually. The expected 120 MW POSCO Energy order, combined with scheduled re-stacks of existing power plant installations that are currently under long term service agreements, provides a base level of production of approximately 50 MW per year through 2016 at the Company’s production facility in Torrington, Connecticut.

EBITDA (earnings before interest, taxes, depreciation and amortization) breakeven is expected with annual production volume of approximately 80 MW. Based on cost reduction trends and greater clarity around anticipated order volume, the Company expects to reach positive quarterly cash flow by late 2013 or early 2014 as measured by EBITDA. Order flow is expected to accelerate based on the expected closure of projects currently under discussion with prospective customers and project finance investors as well as opportunities arising from the execution of strategic initiatives discussed previously in this press release.

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 4

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to whether the Company is able to reach definitive agreements on the terms contemplated in the recently announced memorandums of agreement with POSCO Energy, projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With approximately 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated over one billion kWh of power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

The FuelCell Energy, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3284

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on June 6, 2012 to discuss the second quarter results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/eventdetail.cfm?eventid=109986 immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on June 12, 2012:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 5

•	Enter confirmation code 83702194

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FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	April 30, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$60,262	$51,415
Investments — U.S. treasury securities	—	12,016
Accounts receivable - common stock sale	30,000	—
Accounts receivable, net	17,036	21,950
Inventories, net	52,686	40,101
Other current assets	5,646	7,466

Total current assets	165,630	132,948
Property, plant and equipment, net	22,788	23,925
Investment in and loans to affiliate	9,904	10,466
Other assets, net	17,146	16,291

Total assets	$215,468	$183,630

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,092	$5,056
Accounts payable	12,207	14,143
Accounts payable due to affiliate	493	104
Accrued liabilities	23,743	26,894
Deferred revenue	54,442	64,114
Preferred stock obligation of subsidiary	1,097	3,854

Total current liabilities	97,074	114,165
Long-term deferred revenue	6,500	7,000
Long-term preferred stock obligation of subsidiary	13,033	12,878
Long-term debt and other liabilities	4,033	4,105

Total liabilities	120,640	138,148

Redeemable preferred stock (liquidation preference of $64,020 at April 30, 2012 and October 31, 2011)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 275,000,000 shares authorized; 185,787,147 and 138,400,497 shares issued and outstanding at April 30, 2012 and October 31, 2011, respectively)	18	13
Additional paid-in capital	751,577	687,857
Accumulated deficit	(715,571)	(701,336)
Accumulated other comprehensive income	13	15
Treasury stock, Common, at cost (5,679 shares at April 30, 2012 and October 31, 2011)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity (deficit)	36,037	(13,451)
Noncontrolling interest in subsidiaries	(1,066)	(924)

Total equity (deficit)	34,971	(14,375)

Total liabilities and equity (deficit)	$215,468	$183,630

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended April 30,
	2012	2011
Revenues:
Product sales and revenues	$22,111	$26,673
Research and development contracts	2,042	1,934

Total revenues	24,153	28,607

Costs of revenues:
Cost of product sales and revenues	22,081	37,460
Cost of research and development contracts	1,871	2,017

Total cost of revenues	23,952	39,477

Gross profit (loss)	201	(10,870)
Operating expenses:
Administrative and selling expenses	4,002	4,454
Research and development expenses	3,956	4,498

Total operating expenses	7,958	8,952

Loss from operations	(7,757)	(19,822)
Interest expense	(575)	(928)
Income (loss) from equity investment	(150)	143
License fee and royalty income	412	382
Other income (expense), net	(414)	226

Loss before benefit (provision) for income taxes	(8,484)	(19,999)
Benefit (provision) for income taxes	121	(9)

Net loss	(8,363)	(20,008)
Net loss attributable to noncontrolling interest	71	52

Net loss attributable to FuelCell Energy, Inc.	(8,292)	(19,956)
Adjustment for modification of redeemable preferred stock of subsidiary	—	(8,987)
Preferred stock dividends	(801)	(800)

Net loss to common shareholders	$(9,093)	$(29,743)

Loss per share basic and diluted
Basic	$(0.06)	$(0.24)
Diluted	$(0.06)	$(0.24)
Weighted average shares outstanding
Basic	150,013,074	125,009,180
Diluted	150,013,074	125,009,180

FUELCELL ENERGY SECOND QUARTER 2012 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(unaudited)

	Six Months Ended April 30,
	2012	2011
Revenues:
Product sales and revenues	$51,711	$52,433
Research and development contracts	3,779	4,254

Total revenues	55,490	56,687

Costs of revenues:
Cost of product sales and revenues	49,741	65,519
Cost of research and development contracts	3,444	4,354

Total cost of revenues	53,185	69,873

Gross profit (loss)	2,305	(13,186)
Operating expenses:
Administrative and selling expenses	7,766	8,504
Research and development expenses	7,739	8,744

Total operating expenses	15,505	17,248

Loss from operations	(13,200)	(30,434)
Interest expense	(1,205)	(982)
Loss from equity investment	(512)	(55)
License fee and royalty income	836	788
Other income (expense), net	(218)	202

Loss before redeemable preferred stock of subsidiary	(14,299)	(30,481)
Accretion of redeemable preferred stock of subsidiary	—	(525)

Loss before provision for income taxes	(14,299)	(31,006)
Provision for income taxes	(78)	(9)

Net loss	(14,377)	(31,015)
Net loss attributable to noncontrolling interest	142	121

Net loss attributable to FuelCell Energy, Inc.	(14,235)	(30,894)
Adjustment for modification of redeemable preferred stock of subsidiary	—	(8,987)
Preferred stock dividends	(1,601)	(1,600)

Net loss to common shareholders	$(15,836)	$(41,481)

Net loss per share to common shareholders
Basic	$(0.11)	$(0.35)
Diluted	$(0.11)	$(0.35)
Weighted average shares outstanding
Basic	144,830,437	119,963,394
Diluted	144,830,437	119,963,394

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30,
	2012	2011
	GAAP As Reported (1)	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales and revenues	$22,081	$37,460	$(8,752	)(2)	$28,708
Gross profit (loss)	$201	$(10,870)	$8,752		$(2,118)
Loss from operations	$(7,757)	$(19,822)	$8,752		$(11,070)
Net loss	$(8,363)	$(20,008)	$8,752		$(11,256)
Adjustment for modification of redeemable preferred stock of subsidiary	$—	$(8,987)	$8,987	(3)	$—
Net loss to common shareholders	$(9,093)	$(29,743)	$17,739		$(12,004)
Net loss per share to common shareholders
Basic	$(0.06)	$(0.24)	$0.14		$(0.10)
Diluted	$(0.06)	$(0.24)	$0.14		$(0.10)

	Six Months Ended April 30,
	2012	2011
	GAAP As Reported (1)	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales and revenues	$49,741	$65,519	$(8,752	)(2)	$56,767
Gross profit (loss)	$2,305	$(13,186)	$8,752		$(4,434)
Loss from operations	$(13,200)	$(30,434)	$8,752		$(21,682)
Loss before redeemable preferred stock of subsidiary	$(14,299)	$(30,481)	$8,752		$(21,729)
Net loss	$(14,377)	$(31,015)	$8,752		$(22,263)
Adjustment for modification of redeemable preferred stock of subsidiary	—	$(8,987)	$8,987	(3)	—
Net loss to common shareholders	$(15,836)	$(41,481)	$17,739		$(23,742)
Net loss per share to common shareholders
Basic	$(0.11)	$(0.35)	$0.15		$(0.20)
Diluted	$(0.11)	$(0.35)	$0.15		$(0.20)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Six Months Ended April 30, 2012 and 2011

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below which relate to fiscal year 2011 only. Management also uses non-GAAP measures which exclude non-recurring items in order to measure periodic operating performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure. Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Note that there were no adjustments to GAAP results as reported for the three and six months ended April 30, 2012.

(2) FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. Our product sales, cost of product sales and revenues, profit (loss) and cost to revenue ratio for the three and six months ended April 30, 2012 and 2011 were as follows:

	Three Months Ended April 30,		Six Months Ended April 30,
	2012	2011	2012	2011
GAAP Revenue and Cost of Sales
Product sales and revenues	$22,111	$26,673	$51,711	$52,433
Cost of product sales and revenues	22,081	37,460	49,741	65,519

Gross profit (loss) from product sales and revenues	$30	$(10,787)	$1,970	$(13,086)
Product Sales Cost-to-revenue ratio(a)	1.00	1.40	0.96	1.25
Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$—	$(8,752)	$—	$(8,752)
Gross Profit (Loss) (non-GAAP):
Gross profit (loss) from product sales and revenues	$30	$(2,035)	$1,970	$(4,334)
Gross profit (loss) from research and development contracts	171	(83)	335	(100)

Total	$201	$(2,118)	$2,305	$(4,434)

Product Sales Cost-to-revenue ratio (non-GAAP)(a)	1.00	1.08	0.96	1.08

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.

(3) During the three months ended April 30, 2011 the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the carrying value of the Series I preferred shares on the modification date to the fair value of the modified instrument.

Contact:
FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com